EXHIBIT 99.2

Propex Announces Court Approval for Multimillion-Dollar Credit Facility

CHATTANOOGA, Tenn., January 23, 2008 – Propex Inc. today announced that the U.S. Bankruptcy Court for the Eastern District of Tennessee (“the Court”) has approved the previously announced $60 million credit facility on an interim basis with immediate access to $20 million as requested by the company, which is available to complement existing cash on hand. This will provide Propex with immediate and sufficient liquidity to operate its business on an ongoing basis. As is customary under Chapter 11 procedures, a final hearing for further funding under the credit facility is scheduled for February 13, 2008.

In addition, the Court also approved all other First-Day Motions it considered, including the motion to pay employee wages and benefits and the motion to use the company’s existing cash management system which enables Propex’s business to continue to operate in a normal manner.

“We are pleased to have received the interim Court approval of our $60 million credit facility and other First-Day Motions as we expected,” said Joe Dana, President of Propex Inc. “We are focusing our efforts on restructuring our balance sheet in order to reduce our debt and emerge from Chapter 11 a stronger and more nimble Propex better able to serve our customers.”

The company will provide updates regarding ongoing operations plans as they become available. This press release and future press releases will be posted online in the “Press Room” section of www.propexinc.com.

About Propex Inc.

Propex is the leading producer of geosynthetic, concrete, furnishing and industrial fabrics and fiber with more than 2,500 employees world-wide in manufacturing, distribution and office facilities. A leader in forward-thinking research and market education, Propex creates a competitive advantage for customers by finding solutions to their greatest technical challenges and providing exceptional service and expertise from initial order to on-site installation. Known for fostering partnerships that generate long-term results, Propex also collaborates with customers to enhance their profitability by bringing innovative solutions to the marketplace — including a multitude of products used daily by consumers around the world. Propex — creating the advantages that create success.

Media Contacts:

Christopher Mittendorf

Edelman

212-704-8134

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John Dillard

Edelman

212-704-8174

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Emma Williams

The Johnson Group

423-424-3060

emmaw@johngroup.com